Exhibit 10.3

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is made and entered into as of December 23rd, 2014 (“Effective Date”) between Innovate Biopharmaceuticals Inc., a Delaware corporation, with offices at 8601 Six Forks Road, Suite 400, Raleigh, North Carolina 27615, (“Innovate”) and Repligen Corporation, a Delaware corporation with offices at 41 Seyon Street, Building 1, Suite 100, Waltham, MA 02453 (“Repligen”). Repligen and Innovate shall also be referred to herein individually as “Party” and collectively as “Parties”.

Whereas, Repligen owns certain assets (as more fully defined below, the “Assets”) relating to SecreFlo, a synthetic human secretin, and its use to improve visualization of pancreatic duct abnormalities when used in combination with magnetic resonance imaging; and

Whereas, Innovate and Repligen desire to enter into this Agreement under which Innovate will acquire all of the Assets.

Now, Therefore, in consideration of the foregoing and the mutual covenants and premises contained in this Agreement, the receipt and sufficiency of which are hereby expressly acknowledged, the Parties hereto agree as follows:

1.	DEFINITIONS.

In this Agreement, the following words and expressions shall be construed as follows:

1.1        “Affiliate” means any person, corporation, company, partnership, joint venture, firm or other entity which controls, is controlled by or is under common control with a Party. For purposes of this Section 1.1, “control” will mean (i) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) (or such lesser percentage that is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) of the stock or shares entitled to vote for the election of directors and (ii) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities.

1.2       “Assets” means (i) all clinical and non-clinical data, reports, know how, regulatory filings (including for orphan designation) and approvals to the extent still valid and transferable, and all intangible property rights to the extent still valid and transferable, including any domain names, trade secrets, formulae, processes, designs, manufacturing know how, and any other intellectual property, in each case, as contained in the electronic data room maintained by Repligen and shared with Innovate, and (ii) laboratory notebooks or files located on the premise at Repligen, in each of (i) and (ii), only to the extent related to synthetic human secretin and Controlled by Repligen. The assets described in (i) shall be collectively referred to as the “Electronic Files”, and the assets described (ii) shall be collectively referred to as the “Physical Files”.

1.3        “Commercially Reasonable Efforts” means, in reference to a Party’s obligation to perform or achieve a specified obligation or goal with respect to a particular product, efforts that are comparable in quality and scope to those efforts that are generally used by such Party to perform or achieve a comparable obligation or goal with respect to a product in respect of which such Party owes no royalties or similar third party payments, which has the same regulatory requirements or status (for example, requires a prescription), is at a comparable stage of development or product life to the relevant product, and that has similar market potential to the relevant product, taking into account relative safety and efficacy, product profile, the competitiveness of the marketplace, the proprietary position of the product and relevant regulatory circumstances. Without limiting the foregoing, Commercially Reasonable Efforts require that a Party: (i) devote appropriate resources and personnel with an appropriate level of education, experience and training for the relevant obligation; (ii) promptly assign responsibility for the relevant obligation to specific employees and/or contractors who are held accountable for progress and monitor such progress on an on-going basis, (iii) set and consistently seek to achieve specific and meaningful objectives and timelines for carrying out such obligation, and (iv) consistently make and implement decisions and allocate resources designed to advance progress with respect to relevant objectives and timelines.

1.4       “Confidential Information” has the meaning set forth in Section 9 of this Agreement.

1.5       “Control” or “Controlled” means with respect to any Information and/or Patents, the possession by a Party of the ability to assign or to grant a license or sublicense of such Information and/or Patents as provided herein without violating the terms of any agreement or arrangement between such Party and any third party.

1.6        “Dollar” means a U.S. dollar, and “$” shall be interpreted accordingly.

1.7       “Executive Officer” means, with respect to Repligen, its Chief Executive Officer, and with respect to Innovate, its Chief Executive Officer.

1.8        “First Commercial Sale” means, with respect to a particular Product in a particular country, the first arms-length sale to a Third Party of such Product in such country after Regulatory Approval has been obtained in such country. First Commercial Sale shall not include any transfer or disposition of a sample or for charitable purposes (including, without limitation, pursuant to an early access, compassionate use, named patient, indigent access or patient assistance program), or for preclinical, clinical or regulatory purposes.

1.9        “Generic Competition” means, with respect to a particular Product, when there is one or more products being sold that are Generic Products with respect to such Product. For clarity, [***].

1.10       “Generic Product” means with respect to a particular Product, a diagnostic product that (a) contains as active ingredient secretin (or any derivative or variant or similar form of such agent); (b) is approved for use in the United States pursuant to a regulatory approval process governing approval of generic, interchangeable or biosimilar biologics based on the then-current standards for regulatory approval in the United States, whether or not such regulatory approval was based in whole or part upon clinical data generated by either Innovate or Repligen pursuant to this Agreement or was obtained using an abbreviated, expedited or other process; and (c) is sold in the United States by any Third Party who has not obtained the right or access to such product (through (sub)license, subcontract or chain of distribution) from Innovate or any of its Affiliates or licensees and did not purchase such product in a chain of distribution that included Innovate or any of its Affiliates or licensees. For clarity, [***] shall not constitute Generic Product.

[***] Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

1.11      “Governmental Authority” means any multi-national, federal, state, local, municipal, provincial or other governmental authority of any nature (including any governmental division, prefecture, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal).

1.12      “Information” means any data, results, technology, business information and information of any type whatsoever, in any tangible or intangible form, including, without limitation, know-how, trade secrets, practices, techniques, methods, processes, inventions, improvements, developments, specifications, formulations, formulae, materials or compositions of matter of any type or kind (patentable or otherwise), software, algorithms, marketing reports, expertise, technology, test data (including pharmacological, biological, chemical, biochemical, toxicological, preclinical and clinical test data), analytical and quality control data, stability data, other study data and procedures.

1.13       “Laws” means any law, statute, rule, regulation, ordinance or other pronouncement having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, domestic or foreign.

1.14       “Net Sales” means, with respect to a particular time period, the total amounts invoiced by Innovate, its Affiliates and their respective licensees for sales of Products made during such time period to unrelated Third Parties, less the following deductions to the extent actually allowed or incurred with respect to such sales:

(a)       reasonable and customary discounts, including cash and quantity discounts, charge-back payments, administrative fees incurred directly in such discounting, and rebates actually granted to trade customers and distributors;

(b)       reasonable and customary credits or allowances actually granted for damaged, outdated, spoiled, returned or rejected Products, including, without limitation, in connection with recalls;

(c)      sales and excise taxes, tariffs, duties or other governmental charges (other than income taxes) levied on, absorbed or otherwise imposed on the manufacture or sales of Products;

(d)       freight, insurance, data, administrative, inventory management and nursing charges or other fees related to handling and distribution of Products (to the extent not paid by the Third Party customer);

(e)       credits and allowances made for wastage replacement and indigent or similar programs; and

(f)       reasonable allowances for bad debts as reconciled to actual experience at least annually.

Each of the deductions set forth above shall be reasonable and customary, and in accordance with United States Generally Accepted Accounting Principles (GAAP). Notwithstanding the foregoing, amounts billed by Innovate, its Affiliates, or their respective licensees for the sale of Products among Innovate, its Affiliates or their respective licensees for resale shall not be included in the computation of Net Sales hereunder. For purposes of determining Net Sales, the Products shall be deemed to be sold when shipped and a “sale” shall not include reasonable transfers or dispositions as samples or for charitable purposes (including, without limitation, pursuant to an early access, compassionate use, named patient, indigent access or patient assistance program), or transfers or dispositions for preclinical, clinical or regulatory purposes.

1.15      “Patents” means (a) pending provisional and non-provisional patent applications, issued patents, utility models and designs; (b) continuations, continued prosecution applications, continuations-in-part, divisions, reissues, substitutions, confirmations, registrations, validations, re-examinations, additions, extensions, renewals, supplementary protection certificates, and term restorations of any of the foregoing and (c) any foreign equivalent or counterpart of any of the foregoing.

1.16      “Pricing Approval” means such governmental approval, agreement, determination or decision establishing prices for a Product that can be charged or reimbursed in regulatory jurisdictions where the applicable Governmental Authorities approve or determine the price or reimbursement of diagnostic products.

1.17      “Product” means, on a country-by-country basis, synthetic human secretin or any formulation of synthetic human secretin for all diagnostic uses, including without limitation, for use in pancreatic function testing and the visualization of pancreatic duct abnormalities such as (by way of example) (a) stimulation of pancreatic secretions, including bicarbonate to aid in the diagnosis of exocrine pancreas dysfunction, (b) stimulation of gastrin secretion to aid in the diagnosis of gastrinoma; (c) facilitation of identification of the ampulla of Vater and the accessory papilla during endoscopic retrograde cholangiopancreatography (ERCP) and (d) secretin enhanced magnetic resonance cholangiopancreatography (SMRCP). For the avoidance of doubt, any product that was licensed or acquired by Innovate from a Third Party, or discovered by Innovate as part of an independent development program without access to, reliance upon, or use of Repligen Confidential Information, Repligen Know-How, or Assets, in each case as (and to the extent) documented in Innovate’s contemporaneous written business records, shall not be considered a Product.

1.18       “Regulatory Approval” means all approvals, including Pricing Approvals and government reimbursement approval (in each case if applicable), necessary for the commercial sale of a Product in a given country or regulatory jurisdiction.

1.19       “Regulatory Authority” means, in a particular country or jurisdiction, any applicable Governmental Authority involved in granting Regulatory Approval in such country or jurisdiction.

1.20       “Regulatory Exclusivity” means market exclusivity granted by a Governmental Authority designed to prevent the entry of generic product(s) onto the market, including without limitation new chemical entity exclusivity, new use or indication exclusivity, new formulation exclusivity, orphan drug exclusivity, pediatric exclusivity and 180-day generic product exclusivity, or any equivalent of the foregoing in any country in the world.

1.21        “Regulatory Materials” means regulatory applications, submissions, notifications, communications, correspondence, registrations, Regulatory Approvals or other filings made to, received from or otherwise conducted with a Regulatory Authority in order to develop, manufacture, market, sell or otherwise commercialize a Product in a particular country or jurisdiction, specifically including the filings made with FDA and listed on Exhibit A.

1.22       “Repligen Know-How” means all Information or other materials in Repligen’s possession or Control, as of the Effective Date: (a) relating to synthetic human secretin, or the manufacture or use thereof; or (b) that is necessary for the research, development, manufacture or commercialization of products containing synthetic human secretin or any analogs or derivatives thereof.

1.23        “Third Party” means any entity other than Repligen or Innovate or an Affiliate of Repligen or Innovate.

1.24       “U.S.” means the United States of America.

2.	RESERVED.

3.	ASSIGNMENT OF TRANSFERRED ASSETS.

3.1         Assignment of the Assets. Repligen hereby sells, assigns, transfers, conveys, and delivers to Innovate, and Innovate hereby purchases, accepts, and acquires from Repligen, all of Repligen’s right, title and interest in and to the Assets. Repligen shall (i) on or prior to the Effective Date, provide appropriate assistance to Innovate, at Innovate’s expense, to enable Innovate to take the actions listed in Appendix A attached hereto (A) to prepare the assignment to Innovate of the Regulatory Filings set forth on Exhibit A, on a form reasonably acceptable to Repligen and appropriate for recording such assignments with the FDA and (B) record such assignment with the FDA on or after the Effective Date, and (ii) within 3 business days of the Effective Date, provide Innovate with a CD, or other electronic mediums, containing the content of the Electronic Files. For a period of one year after the Effective Date, Repligen shall, upon reasonable request by Innovate and at the expense of Innovate, take any or all of the actions listed in Exhibit B attached hereto. Innovate does not assume, shall not take subject to, and shall not be liable for any liabilities or obligations of any kind or nature, whether absolute, contingent, accrued, known or unknown, of Repligen or any Affiliate of Repligen related to the ownership of the Assets prior to the Effective Date; and such liabilities and obligations shall remain the responsibility of Repligen. Furthermore, Repligen shall continue to be responsible for all Third Party agreements and obligations related to the Assets and not assigned to Innovate under this Agreement, and except as set forth in the next sentence, Innovate shall have no responsibility or liability for such agreements and obligations. At Innovate’s request and expense, Repligen will take reasonable actions to enforce such Third Party agreements and obligations.

3.2         No Implied Licenses. No right or license under any Information or Patents of Innovate or the Repligen Know-How is granted or shall be granted by implication or estoppel. All such rights or licenses are or shall be granted only as expressly provided in this Agreement.

4.	PAYMENTS.

4.1         Upfront Payment. Innovate shall pay to Repligen a non-refundable, non-creditable cash payment of [***] Dollars ($[***]) on the Effective Date.

4.2         Royalty Payments.

(a)       For each Product, Innovate shall pay to Repligen non-refundable, non-creditable royalty payments during the applicable Royalty Term, as calculated (i) by multiplying the applicable royalty rate set forth below by the corresponding amount of incremental Net Sales of such Products in the applicable calendar year and (ii) by subsequently making all applicable adjustments in accordance with Section 4.2(c).

Annual Net Sales	Royalty Rate
For that portion of annual Net Sales that is less than $[***]	[***]%
For that portion of annual Net Sales that is equal to or greater than $[***] but less than or equal to $[***]	[***]%
For that portion of annual Net Sales that is greater than $[***]	[***]%

(b)       Royalty Term. Royalties shall be paid under this Section 4.2, on a country-by-country and Product-by-Product basis, during the period of time beginning from the First Commercial Sale of such Product in such country until the later of: (i) the expiration of Regulatory Exclusivity for such Product in such country or (ii) the expiration of the period of ten years following the First Commercial Sale of such Product in any country (the “Royalty Term”).

(c)       Royalty Adjustments. To the extent applicable, Innovate may apply the following adjustments to the royalty payments due to Repligen under this Section 4.2(c).

(i)       Third Party Intellectual Property. If Innovate, in its reasonable judgment, is required to obtain a license from any Third Party under any intellectual property owned or controlled by such Third Party that would be infringed or misappropriated by the importation, sale, manufacture or use of a Product, then, the royalty payment that would otherwise be due pursuant to this Section 4.2 shall be reduced by [***] percent ([***]%) of the amount of the royalty payments made by Innovate to such Third Party; provided, however, that the royalty payment that would otherwise be due pursuant to this Section 4.2 with respect to a particular calendar year shall not be reduced by more than [***] percent ([***]%) by operation of this Section 4.2(c)(i).

[***] Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

(ii)       Generic Competition. For each calendar year during the Royalty Term when Generic Competition exists in the United States, Innovate may reduce the royalty rates to the following amounts if (a) the annual unit sales during such calendar year of the Product in the United States is reduced, due to the entry of generic competition as demonstrated by Innovate to Repligen’s reasonable satisfaction, by at least [***]% from the highest annual unit sales in all preceding calendar years in the United States commencing in the calendar year of the First Commercial Sale of such Product and (b) to the extent Innovate has regulatory right under applicable Law to enforce against Generic Competition entry in the United States, demonstrates that it has taken reasonable steps to enforce.

Annual Net Sales	Royalty Rate
For that portion of annual Net Sales that is less than $[***]	[***]%
For that portion of annual Net Sales that is equal to or greater than $[***] but less than or equal to $[***]	[***]%
For that portion of annual Net Sales that is greater than $[***]	[***]%

4.3        Royalty Reports and Payments. Within thirty (30) days following the end of each calendar quarter, commencing with the calendar quarter in which the First Commercial Sale of any Product occurs, Innovate shall provide Repligen with a report containing the following information for the applicable calendar quarter, on a country-by-country and Product-by-Product basis: (i) the amount of gross sales of Product, (ii) the calculation of Net Sales, and (iii) the calculation of the royalty payment due. Concurrent with the delivery of the applicable quarterly report, Innovate shall pay in Dollars all amounts due to Repligen pursuant to Section 4.2 with respect to Net Sales by Innovate, its Affiliates and their respective sublicensees for such calendar quarter.

4.4        Payment Method. All payments due to Repligen hereunder shall be made in Dollars by wire transfer of immediately available funds into an account designated by Repligen.

4.5        Records; Audits. Innovate and its Affiliates and sublicensees will maintain complete and accurate records in sufficient detail to permit Repligen to confirm the accuracy of the calculation of royalty payments and the achievement of milestone events. Upon reasonable prior notice, such records shall be available during regular business hours for a period of three (3) years from the end of the calendar year to which they pertain for examination, and not more often than once each calendar year, by an independent certified public accountant selected by Repligen and reasonably acceptable to Innovate, for the sole purpose of verifying the accuracy of the previously unaudited financial reports furnished by Innovate pursuant to this Agreement. Any such auditor shall not disclose Innovate’s Confidential Information, except to the extent such disclosure is necessary to verify the accuracy of the financial reports furnished by Innovate or the amount of payments due by Innovate to Repligen under this Agreement. Any amounts shown to be owed but unpaid shall be paid within thirty (30) days from the accountant’s report. Repligen shall bear the full cost of such audit unless such audit discloses an underpayment by Innovate of more than [***] percent ([***]%) of the amount due, in which case Innovate shall bear the reasonable cost of such audit.

[***] Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

4.6        Taxes.

(a)       Taxes on Income. Each Party shall be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the efforts of the Parties under this Agreement.

(b)       Tax Cooperation. The Parties agree to cooperate with one another and use reasonable efforts to reduce or eliminate tax withholding or similar obligations in respect of royalties, and other payments made by Innovate to Repligen under this Agreement. To the extent Innovate is required to deduct and withhold taxes on any payment to Repligen, Innovate shall pay the amounts of such taxes to the proper Governmental Authority in a timely manner and promptly transmit to Repligen an official tax certificate or other evidence of such withholding sufficient to enable Repligen to claim such payment of taxes. Repligen shall provide Innovate any tax forms that may be reasonably necessary in order for Innovate not to withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty. Each Party shall provide the other with reasonable assistance to enable the recovery, as permitted by applicable Laws, of withholding taxes, value added taxes, or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax or value added tax.

5.	REPRESENTATIONS AND WARRANTIES.

5.1         Each Party hereby represents and warrants to the other Party as of the Effective Date as follows:

(a)       It is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement;

(b)       It has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder; and (iii) the Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms;

(c)       It is not a party to any agreement that would prevent it from granting the rights granted to the other Party under this Agreement or performing its obligations under the Agreement; and

(d)       It has not retained any finder, broker, investment banker or the like with respect to the transactions contemplated by this Agreement.

5.2         Repligen hereby represents, warrants and covenants that, as of the Effective Date:

(a)       It has sufficient legal or beneficial title, ownership or license, free and clear from any mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or claims of any kind, of the Assets to grant the assignments to Innovate as purported to be granted pursuant to this Agreement. It is the sole owner of all right, title and interest in and to (free and clear from any mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or claims of any kind) Regulatory Filings listed on Exhibit A and the data specified therein and of the other Assets. [***].

(b)       It has not received any written notice from any Third Party asserting or alleging that any research or development of the Products by Repligen prior to the Effective Date infringed or misappropriated the intellectual property rights (including any trade secrets) of such Third Party. No part of the Assets was obtained in violation of any contractual or fiduciary obligation owed by Repligen or its employees or agents to any Third Party.

(c)       To Repligen’s knowledge, the research, development, manufacture and use prior to the Effective Date of Products by or on behalf of Repligen has been carried out, without infringing any published patent applications (evaluating such patent applications as though they were issued with the claims as published as of the Effective Date) or issued patents owned or Controlled by a Third Party.

(d)       There are no pending, and to Repligen’s knowledge no threatened, adverse actions, suits or proceedings against Repligen involving (i) the Assets or (ii) the research, development, manufacture and use of the Products prior to the Effective Date.

(e)       To Repligen’s knowledge, there are no activities by Third Parties that would constitute infringement or misappropriation of the Repligen Know-How.

(f)       It has not conveyed or licensed, and will not attempt to convey or license after the Effective Date, to a Third Party any right, title, or interest in, to or under any of the Regulatory Filings set forth on Exhibit A or Repligen Know-How which conflicts with any rights granted to Innovate under this Agreement.

[***] Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

(g)       To Repligen’s knowledge, no person, other than former or current employees of Repligen who are obligated in writing to assign his/her inventions to Repligen, is an inventor of any of the inventions constituting part of the Assets.

(h)       The development of Products has been conducted prior to the Effective Date by Repligen and its Affiliates and, to the knowledge of Repligen, its independent contractors, in compliance in all material respects with all applicable Laws, including all public health, environmental, and safety provisions thereof.

(i)       It has disclosed to Innovate all material information known to Repligen with respect to the safety and efficacy of Products as determined from nonclinical or clinical studies.

(j)       There are no Patents Controlled by Repligen or its Affiliates that relate to Repligen’s synthetic human secretin program and there are no inventions described in an invention disclosure form or draft patent application relating to synthetic human secretin in Repligen’s or its Affiliates’ Control.

6.	DILIGENCE.

6.1         Innovate Diligence Obligations. Innovate shall, directly or indirectly through one or more sublicensees or assignees, use Commercially Reasonable Efforts to commercialize at least one Product. Innovate shall provide written annual reports within 30 days of each anniversary of the Effective Date to Repligen detailing progress made with Products during such preceding annual period including progress on research and development, status of applications for regulatory approvals, manufacturing, sublicensing or assignment, marketing and FDA minutes. Repligen shall have a period of forty five days from receipt of any such report to ask questions or raise any objections to the matters set forth in the report. In the event Repligen does not provide written notice of objection within such period, Repligen shall irrevocably waive its right to claim that Innovate is in breach of its obligation to use Commercially Reasonable Efforts during the period covered by, and with respect to matters set forth in, the report. Moreover, Innovate will provide Repligen an annual plan for its research, development and commercialization activities for the upcoming period of up to 12 months. If Repligen does not provide written notice of objection within 45 days of receipt of such plan, Repligen shall be deemed to have accepted the plan and shall have no right to claim that Innovate is in breach of its obligation to use Commercially Reasonable Efforts during the period covered by, and with respect to matters set forth in, the plan if Innovate substantially executes the plan as presented. For clarity, Innovate shall have no obligation to commercialize more than one Product. Innovate’s obligations under this Section 6.1 shall terminate upon the tenth (10th) anniversary of the Effective Date.

6.2         Impact of Failed Diligence. If Innovate provides notice pursuant to the final sentence of Section 6.1 or is in breach of Section 6.1 prior to the completion of the first phase III or other registrational clinical trial involving the use of the Product and fails to cure such breach within ninety (90) days of written notice by Repligen detailing the nature of such breach, then: [***]. For clarity, in lieu of the foregoing, Repligen will have the option to pursue claims under Section 7 for an alleged breach by Innovate of its obligations under this Section 6.

[***] Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

7.	INDEMNIFICATION.

7.1         Indemnification by Repligen. Repligen shall defend, indemnify, and hold Innovate and its Affiliates and their respective officers, directors, employees, and agents (the “Innovate Indemnitees”) harmless from and against any and all damages or other amounts payable to a Third Party claimant, as well as any reasonable attorneys’ fees and costs of litigation incurred by such Innovate Indemnitees; provided however, that the aggregate amount payable by Repligen in all instances under this Section 7.1 shall not exceed the sum of [***] (collectively, “Innovate Damages”), all to the extent resulting from any claims, suits, proceedings or causes of action brought by such Third Party against such Innovate Indemnitee (collectively, “Innovate Claims”) that arise from or are based on: (a) a breach of any of Repligen’s representations, warranties and obligations under this Agreement; or (b) the willful misconduct or negligent acts of Repligen, its Affiliates, or the officers, directors, employees, or agents of Repligen or its Affiliates. The foregoing indemnity obligation shall not apply to the extent that (i) the Innovate Indemnitees fail to comply with the indemnification procedures set forth in Section 7.4 and Repligen’s defense of the Innovate Claims is prejudiced by such failure, or (ii) any of the Innovate Claims arises from, is based on, or results from any activity set forth in Section 7.2(a), 7.2(b) or 7.2(c) for which Innovate is obligated to indemnify the Repligen Indemnitees under Section 7.2.

7.2         Indemnification by Innovate. Innovate shall defend, indemnify, and hold Repligen and its Affiliates and their respective officers, directors, employees, and agents (the “Repligen Indemnitees”) harmless from and against any and all damages or other amounts payable to a Third Party claimant, as well as any reasonable attorneys’ fees and costs of litigation incurred by such Repligen Indemnitees (collectively, “Repligen Damages”), all to the extent resulting from any claims, suits, proceedings or causes of action brought by such Third Party against such Repligen Indemnitee (collectively, “Repligen Claims”) that arise from or are based on: (a) the research, development, manufacture, or commercialization of Products by or on behalf of Innovate or its Affiliates or its or their licensees, or (b) a breach by Innovate of any of its representations, warranties and obligations under this Agreement, or (c) the willful misconduct or negligent acts of Innovate, its Affiliates, or the officers, directors, employees, or agents of Innovate or its Affiliates. The foregoing indemnity obligation shall not apply to the extent that (i) the Repligen Indemnitees fail to comply with the indemnification procedures set forth in Section 7.4 and Innovate’s defense of the Repligen Claims is prejudiced by such failure, or (ii) any of the Repligen Claims arises from, is based on, or results from any activity set forth in Section 7.1(a) or 7.1(b) for which Repligen is obligated to indemnify the Innovate Indemnitees under Section 7.1.

7.3         Indemnification for Product Liability Claims.  Innovate shall defend, indemnify, and hold the Repligen Indemnitees harmless from and against any and all Repligen Damages, all to the extent resulting from Repligen Claims that arise from or are based on: (a) death or injury to person or property as a result of any actual or alleged defect in any Product; (b) inaccurate test results with respect to any patient or reported in any clinical database, which inaccuracies are related to any use or misuse of the Product; (c)  any actual or alleged warranty, recall or similar liability for any Product; or (d) any statutory liability of the Repligen Indemnitees or any liability of the Repligen Indemnitees assessed with respect to any failure to warn arising out of any Product.

[***] Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

7.4         Indemnification Procedures. The Party claiming indemnity under this Article 7 (the “Indemnified Party”) shall give written notice to the Party from whom indemnity is being sought (the “Indemnifying Party”) promptly after learning of such Innovate Claims or Repligen Claims (as applicable) (each a “Claim”). The Indemnified Party shall provide the Indemnifying Party with reasonable assistance, at the Indemnifying Party’s expense, in connection with the defense of the Claim for which indemnity is being sought. The Indemnified Party may participate in and monitor such defense with counsel of its own choosing at its sole expense; provided, however, the Indemnifying Party shall have the right to assume and conduct the defense of the Claim with counsel of its choice. The Indemnifying Party shall not settle any Claim without the prior written consent of the Indemnified Party, not to be unreasonably withheld, unless the settlement involves only the payment of money. So long as the Indemnifying Party is actively defending the Claim in good faith, the Indemnified Party shall not settle or compromise any such Claim without the prior written consent of the Indemnifying Party. If the Indemnifying Party does not assume and conduct the defense of the Claim as provided above, (a) the Indemnified Party may defend against, consent to the entry of any judgment, or enter into any settlement with respect to such Claim in any manner the Indemnified Party may deem reasonably appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), and (b) the Indemnifying Party shall remain responsible to indemnify the Indemnified Party as provided in this Article 7.

7.5         Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES OR LOSS OF PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 7.5 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 7.1 OR 7.2 OR THE DAMAGES AND REMEDIES AVAILABLE WITH RESPECT TO MATTERS COVERED BY SECTIONS 4.5, 6.2 AND 12.13.

7.6         Exclusive Remedies. Each of the Parties hereto acknowledges and agrees that following the Effective Date, except with respect to matters covered by Sections 4.5, 6.2 and 12.13, the indemnification provisions of Section 7 shall be the sole and exclusive remedies of the parties hereto. The provisions of this Section 7.6 will not prevent or limit a cause of action (i) under Section 12.13 to obtain an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, (ii) under Section 6.2 to enforce, or seek damages for a breach of, Innovate’s obligations under Section 6.1, and (iii) under Section 4.5 to enforce any decision or determination of the independent certified public accountant.

7.7         Insurance.

(a)       Innovate shall procure and maintain insurance adequate to cover its activities with respect to the Assets and the Products consistent with normal business practices of prudent companies similarly situated at all times during which any Product is being clinically tested in human subjects or commercially distributed or sold by or on behalf of Innovate.  Without limiting the foregoing, such insurance policies following any Regulatory Approval of the Product shall include aggregate coverage amounts as provided on Exhibit C attached hereto and shall name Repligen as an additional insured party.  If such insurance is written on a claims-made form, it shall continue for [***] ([***]) years following termination of this Agreement.  During (i) the term of this Agreement and (ii) in the case of insurance written on a claims-made form, [***] ([***]) years following termination of this Agreement, Innovate shall not permit such insurance to be reduced, expired, materially amended or canceled during the period of such insurance.  It is understood that such insurance shall not be construed to create a limit of Innovate’s liability with respect to its indemnification obligations under this Article 7.  Innovate shall provide Repligen with written evidence of such insurance upon request. The insurance shall be valid in any location worldwide regarding the activities performed by each of Innovate and Repligen hereunder (including worldwide jurisdictions) for any destination or lawsuit.

(b)       If Innovate is in breach of Section 7.7(a) and fails to cure such breach within ninety (90) days of written notice by Repligen detailing the nature of such breach, then: Repligen will have the option to require Innovate to sell, assign, transfer, convey, and deliver to Repligen, for $[***] in cash, all of the Assets, the Products and all materials related thereto then controlled by Innovate or its Affiliates, and all data generated by or on behalf of Innovate in connection with the development of Products as defined under Section 1.15 and all Regulatory Approvals and applications for Regulatory Approval of Products as defined under Section 1.15. Any such transfer pursuant to Repligen’s exercise of such option shall be at Innovate’s cost and be completed within thirty (30) days of Repligen’s written notice to Innovate that it has exercised such option.

(c)       Innovate shall use Commercially Reasonable Efforts that such insurance shall contain an explicit clause, stating that Innovate and its insurer waive their rights of subrogation against Repligen and its directors, employees and/or any one on its behalf with respect to the insurance.  The insurance shall be primary to any other insurance maintained by each of Innovate and Repligen and each Party hereby waives any claim or demand as to participation in any such other insurance.

(d)       Prior to Innovate commencing any clinical trial involving the use of the Product, Innovate shall pay to Repligen cash payments in amounts equal to the amounts Repligen will reasonably be required to pay to increase the aggregate coverage amount of Repligen’s insurance covering the Product from [***] Dollars ($[***]) per year to $[***] per year (the “Increased Coverage Amount”).

[***] Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

(e)       On the earlier of (i) the third anniversary of the Effective Date and (ii) prior to the First Commercial Sale, Innovate shall pay to Repligen a one-time cash payment in an amount equal to the amount Repligen will reasonably be required to pay to procure and maintain supplemental extended runoff insurance in an aggregate coverage amount of $[***] covering the Product (the “Runoff Policy”). From and after the date on which Innovate pays such amount for Repligen to procure the Runoff Policy, Repligen will be responsible for any and all annual premium amounts necessary to maintain the Increased Coverage Amount.

8.	INTELLECTUAL PROPERTY.

8.1         Patent Prosecution. Innovate shall have the sole right to file, prosecute, and maintain any Patents related to a Product and shall use Commercially Reasonable Efforts to do so in order to support the development and commercialization of Products.

8.2         Trademarks. Innovate shall have the right to brand the Products using the name SecreFlo, Innovate-related trademarks and any other trademarks and trade names it determines appropriate for the Products, which may vary by country or within a country (“Product Marks”); provided that Innovate shall not, and shall ensure that its Affiliates and licensees will not, make any use of the trademarks or house marks of Repligen (including Repligen’s corporate name) or any trademark confusingly similar thereto. Innovate shall own all rights in the Product Marks and shall register and maintain, at its own cost and expense, the Product Marks in the countries and regions that it determines reasonably necessary.

9.	TREATMENT OF CONFIDENTIAL INFORMATION.

For purposes of this Agreement, “Confidential Information” shall mean all non-public scientific, technical, financial or business information which is disclosed by or on behalf of either Party hereunder to the other Party hereunder before, on, or after the Effective Date, whether in writing, or by oral or visual disclosure or presentation, and which is treated by the disclosing Party as confidential or proprietary; provided, that from and after the Effective Date, all Repligen Know-How is deemed to be Confidential Information of Innovate unless and until Repligen exercises its reversionary right set forth in Section 6.2(a). Notwithstanding the foregoing, “Confidential Information” shall not include information that the receiving Party can demonstrate by competent evidence:

(a)       was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the disclosing Party;

(b)       was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(c)       became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

(d)       is independently discovered or developed by the receiving Party without the use of Confidential Information of the disclosing Party; or

[***] Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

(e)       is disclosed to the receiving Party, on a non-confidential basis, by a Third Party who had no obligation to the disclosing Party not to disclose such information to others.

Notwithstanding the foregoing, the receiving Party shall not be prohibited from disclosing the disclosing Party’s Confidential Information to the extent such information is required to be disclosed by court order or by applicable Law or government regulation; provided, however, that in such event, the receiving Party shall give reasonable advance notice (except where impracticable) to the disclosing Party of such required disclosure and, at the disclosing Party’s request and expense, shall cooperate with the disclosing Party’s efforts to contest such disclosure, and/or to obtain a protective order or other confidential treatment of the Confidential Information required to be disclosed.

The receiving Party agrees that it will hold Confidential Information received from the disclosing Party in secrecy and confidence and will not disclose it to any Third Party, or use it for any purpose, other than for the purpose of the performance of this Agreement. The receiving Party further agrees that it will restrict disclosure of Confidential Information within its own organization and Affiliates to those persons having a need to know it for the purpose of this Agreement, and that such persons will be advised of the obligation set forth in this Agreement and obligated in like fashion. If the receiving Party learns of any disclosure by it or its employees, agents, independent contractors, or Affiliates of any Confidential Information of the disclosing Party not in accordance with this Section 9, the receiving Party shall promptly notify the disclosing Party of such unauthorized disclosure.

The above obligations of the receiving Party with respect to its treatment of Confidential Information shall commence as of the Effective Date and continue for a period of [***] ([***]) years following disclosure of such Confidential Information. This Agreement shall not be construed as granting any license rights with respect to the Confidential Information. Except as otherwise required by applicable Laws and regulations or rules of any securities exchange, the Parties hereby agree that any disclosure of the terms and conditions of this Agreement shall be subject to the other Party’s prior written agreement; provided, however, that each Party may disclose the terms and conditions of this Agreement to a prospective or actual investor or lender, acquirer, licensee or collaborator pursuant to a written confidentiality agreement of the same or more restrictive provisions as those contained herein, and provided further that if any such disclosure is required by laws, regulations or rules of a securities exchange, the Party required to make such disclosure shall notify the other Party of any such disclosure and shall seek confidential treatment of portions of this Agreement where reasonably available.

10.	NOTICES.

10.1      All notices and statements to either Party required under this Agreement shall be made in writing delivered via certified mail, return receipt requested, courier, provided that evidence of delivery is made, or facsimile with confirmation of such transmission addressed to such Party at the following addresses or faxed to the appropriate numbers set forth below (with the copies to other Parties set forth below) or to such other address as may be designated from time to time:

To Repligen:
Repligen Corporation
41 Seyon Street
Building 1, Suite 100
Waltham, MA 02453
Attn: President
Fax: (781) 250-0115

With a copy to:
Goodwin Procter LLP
Exchange Place

[***] Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

Boston, MA 02109
Attn: Arthur R. McGivern
Fax: 617-523-1231

To Innovate:
Innovate Biopharmaceuticals Inc.
8601 Six Forks Road, Suite 400 Raleigh, NC 27615
Attn: President

With a copy to:
Hutchison PLLC
3110 Edwards Mill Road, Suite 300
Raleigh, NC 27612
Attn: William N. Wofford, Esq.
Fax: (866) 479-7550

10.2       All notices and statements provided to a Party hereunder shall be deemed to have been given as of the date received, or at the time of delivery of a facsimile to the relevant facsimile number above.

10.3       Each Party hereto may change its address and contact information set forth above for the purpose of this Agreement by providing written notice to the other Party of the same from time to time.

11.	DISPUTE RESOLUTION

11.1       Executive Officers. Unless otherwise set forth in this Agreement, in the event of a dispute arising under this Agreement between the Parties, the Parties shall refer such dispute to the respective Executive Officers, and such Executive Officers shall attempt in good faith to resolve such dispute. Either Party may initiate such informal dispute resolution by sending written notice of the dispute to the other Party, and, within twenty (20) days after such notice, such Executive Officers shall meet for attempted resolution by good faith negotiations. If such Executive Officers are unable to resolve such dispute within thirty (30) days of their first meeting for such negotiations, either Party may seek to have such dispute resolved in accordance with the following Sections 11.2 and 11.3.

11.2       Governing Law. This Agreement shall be governed and interpreted in accordance with the laws of the State of Delaware, without regard to conflict of law provisions.

11.3       Jurisdiction; Venue. Any dispute arising under this Agreement, or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement must be brought or otherwise commenced solely and exclusively in courts of competent jurisdiction located in the city of Wilmington, Delaware. Consistent with the preceding sentence, each of the Parties: (a) expressly and irrevocably consents and submits to the jurisdiction of the courts of competent jurisdiction in the city of Wilmington, Delaware (and each appellate court located in the State of Delaware) in connection with any such legal proceeding; (b) expressly agrees that the courts of competent jurisdiction in the city of Wilmington, Delaware shall be deemed to be a convenient forum; and (c) expressly agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in the courts of competent jurisdiction in the city of Wilmington, Delaware, any claim that such Party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

12.	MISCELLANEOUS.

12.1       Acknowledgement. Each Party acknowledges that it has negotiated and entered into this Agreement in good faith.

12.2       Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, it shall be modified, if possible, to the minimum extent necessary to make it valid and enforceable or, if such modification is not possible, it shall be stricken and the remaining provisions shall remain in full force and effect.

12.3       Interpretation.

(a)       The English language of this Agreement shall govern any interpretation of or dispute regarding this Agreement.

(b)       Any reference in this Agreement to a Section or Exhibit is a reference to the Sections and Exhibits of this Agreement unless the context requires otherwise. Any reference to a Section shall be deemed to include a reference to any subsidiary Sections.

(c)       The captions of the Sections are included for reference purposes only and are not intended to be a part of the Agreement or in any way to define, limit or describe the scope or intent of the particular provision to which they refer.

(d)       Whenever the context requires: the singular number shall include the plural and vice versa; the masculine gender shall include the feminine and neuter gender; the feminine gender shall include the masculine and neuter gender; and the neuter gender shall include the feminine and masculine gender.

(e)       The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(f)       As used in this agreement “include” and “including” and variations thereof shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

12.4       Assignment. This Agreement shall not be assigned by either Party, without the prior written consent of the other Party; provided that either Party may assign this Agreement without such consent: (i) to an Affiliate; (ii) in the event of a merger, consolidation or similar reorganization with or into a Third Party, whether by acquisition, merger, sale of stock, change of control or otherwise, or (iii) in the event of a sale of all or substantially all of the assets to which this Agreement relates, this Agreement shall be assigned to or become the obligation and liability of the acquiring entity. Any purported assignment in violation of this Section 12.4 shall be void.

12.5       Expenses. Innovate shall reimburse Repligen for its documented out of pocket legal fees incurred in connection with negotiating and consummating the transactions contemplated by this Agreement in an amount not to exceed $[***], subject to Innovate’s review of all invoices for such fees, which shall be provided to Innovate by Repligen within 45 days of the Effective Date or the incurrence of such fees by Repligen, and provided that all such fees shall be reasonable and customary for transactions of the type contemplated by this Agreement. Except as otherwise expressly provided herein, all parties will be responsible for their own costs and expenses, including counsel fees, incurred in connection with the transactions contemplated by this Agreement.

12.6       Force Majeure. If the performance of this Agreement or any obligation hereunder (except for the payment of money) is prevented, restricted or interfered with by reason of fire or other casualty or accident, strikes or labor disputes, inability to procure raw materials, power or supplies, war, invasion, civil commotion or other violence, compliance with any order of any governmental authorities or any other act or conditions whatsoever beyond the reasonable control of either Party hereto, the Party so affected upon giving a prompt notice to the other Party shall be excused from such performance to the extent of such prevention, restriction or interference; provided, however, that the Party so affected shall use commercially reasonable efforts to avoid or remove such causes of non-performance and shall continue performance hereunder with the utmost dispatch whenever such causes are removed, to the extent commercially reasonable.

12.7       Entirety of Agreement. This Agreement contains the entire understanding of the Parties hereto with respect to the subject matter contained herein. Without limiting the generality of the foregoing, that certain letter of intent between the Parties executed on or about August 12, 2014 shall be of no further force and effect. There are no restrictions, promises, covenants or understandings other than those expressly set forth herein, and no rights or duties on the part of either Party are to be implied or inferred beyond those expressly herein provided for. The Parties may, from time to time during the term of this Agreement, amend, modify, vary, waive or alter any of the provisions of this Agreement, but only by a written instrument that makes specific reference to this Agreement which is duly executed by each Party, or in the case of waiver, by the Party or Parties waiving compliance.

[***] Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

12.8       Further Assurances; Personnel. Each Party agrees to duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including, without limitation, the filing of such additional assignments, agreements, documents and instruments, that may be necessary or as the other Party hereto may at any time and from time to time reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes of, or to better assure and confirm unto such other Party its rights and remedies under, this Agreement. Repligen acknowledges that Innovate may elect to engage one or more former Repligen employees or consultants as employees or consultants to assist with the development and commercialization of Products and Repligen hereby consents to such engagement and waives any covenants regarding confidentiality, solicitation or competition that it may have against or otherwise with respect to such persons, solely to the extent deemed necessary or helpful by Innovate to develop and commercialize Products.

12.9       No Partnership. For the purposes of this Agreement and all obligations to be performed hereunder, each Party shall be, and shall be deemed to be, an independent contractor and not an agent, partner, joint venturer or employee of the other Party. Neither Party shall have authority to make any statements, representations or commitments of any kind, or to take any action which shall be binding on the other Party, except as may be explicitly provided for herein or authorized in writing.

12.10    Use of Other Party’s Name. Neither Party shall use the name, trademark, trade name or logo of the other Party or their respective employee(s) in any publicity, promotion, press release or disclosure relating to this Agreement or its subject matter, without the prior express written permission of the other Party, except as may be required by applicable Laws or regulations.

12.11    Waiver. The waiver by either Party of any breach, default or omission in the performance or observance of any of the terms of this Agreement by the other Party shall not be deemed to be a waiver of any other such breach, default or omission. Any waiver of this Agreement must be in writing and signed by the waiving Party to be effective.

12.12    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of such counterparts taken together shall constitute one and the same instrument. Counterparts may be signed and delivered by facsimile, each of which shall be binding when sent.

12.13    Specific Performance. The Parties hereto acknowledge and agree that the Parties hereto would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that any nonperformance or breach of this Agreement by any Party hereto could not be adequately compensated by monetary damages alone and that the Parties hereto would not have any adequate remedy at law. Accordingly, such Party shall be entitled to enforce any provision of this Agreement by a decree of specific performance and temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement without posting any bond or other undertakings.

[SIGNATURE PAGE FOLLOWS]

In Witness Whereof, the parties hereto, intending to be legally bound hereby, have duly executed this Asset Purchase Agreement to be effective as of the Effective Date.

Innovate Biopharmaceuticals Inc.		Repligen Corporation

By:	/s/ Jay P. Madan	By:	/s/ Howard Benjamin

Name:	Jay P. Madan	Name:	/s/ Howard Benjamin

Title:	President	Title:	VP BD

EXHIBIT A

Regulatory Filings

[***]

[***] Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

EXHIBIT B

1.	Reasonable access to the Physical Files during normal business hours at mutually agreeable times, and at such time that Repligen is no longer required to maintain the Physical Files on premise under applicable Law, whether such time is within one year of the Effective Date or thereafter, enable Innovate, at Innovate’s expense, to transfer the Physical Files from Repligen’s premise to Innovate’s designated location.

2.	Provide the appropriate release under any applicable contracts between Repligen and a Third Party to enable Innovate to discuss with such Third Party matters pertaining to the research, development, manufacture or commercialization of the Products

CONFIDENTIAL TREATMENT REQUESTED

EXHIBIT C

Insurance Requirements

1.	Prior to the commencement of clinical work using the Product, Innovate shall maintain product liability insurance in the aggregate amount of $[***] per year ($[***] per occurrence).

2.	Upon the commencement of the first clinical trial using the Product, Innovate shall increase its product liability insurance to an aggregate amount of $[***] per year ($[***] per occurrence).

3.	Prior to the First Commercial Sale, Innovate shall increase its product liability insurance to an aggregate amount of $[***] per year ($[***] per occurrence).

[***] Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

CONFIDENTIAL TREATMENT REQUESTED

Appendix A

Critical Path Activities

[***]

[***] Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

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